Exhibit 99.1
NEWS

The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

Sherwin-Williams Board of Directors Elects Benjamin E. Meisenzahl as CFO Effective January 1, 2026

Selection is the result of a disciplined succession process to ensure a seamless transition focused on continued profitable growth, disciplined capital allocation and financial excellence

CLEVELAND, November 3, 2025 – The Sherwin-Williams Company (NYSE: SHW) announced today that its Board of Directors has elected Benjamin E. Meisenzahl to serve as the Company’s next Chief Financial Officer (CFO), effective January 1, 2026. Mr. Meisenzahl, 44, has served as Senior Vice President – Finance for the last two and a half years and brings 22 years of overall Sherwin-Williams experience to his new role. He will assume the CFO duties currently held by Allen J. Mistysyn, 57, who will assume a short-term transition role before retiring after 35 years of dedicated service to the Company.

“Ben is a dedicated, highly capable and globally experienced Sherwin-Williams executive who is extremely well-prepared to be the next CFO of Sherwin-Williams,” said Sherwin-Williams Chair, President and Chief Executive Officer, Heidi G. Petz. “He is well-deserving of this promotion and brings a deep understanding of our people, culture, businesses, customers and investors to his new role. In his current position as Senior Vice President – Finance, Ben has led several crucial corporate functions while driving accountability and execution of our enterprise priorities, and of equal importance, serving as an outstanding business partner to me and our entire global leadership team. Ben and I are highly aligned on executing our strategy and outperforming the market, which we expect will continue to create sustained value for our customers, shareholders and employees for years to come.”

“I also want to congratulate Al on his outstanding 35-year career at Sherwin-Williams as he leaves us with an incredibly strong foundation that is well-positioned for the future,” continued Ms. Petz. “We are grateful for Al’s steady leadership as CFO during one of the most challenging periods in the Company’s history, including the purchase and integration of Valspar, the Company’s largest ever acquisition, a global pandemic, an industry-wide supply chain crisis, and the construction of our new global headquarters and R&D facilities, among many others. Sherwin-Williams market capitalization more than tripled during Al’s time as CFO, and his relentless focus on delivering results for all our stakeholders will continue to inspire us for years to come. We wish him a long and healthy retirement with his family.”

Mr. Meisenzahl has held multiple roles of increasing responsibility over his 22-year career with Sherwin-Williams, including his current role as Senior Vice President – Finance where he leads the Company’s Treasury, Tax, Finance Transformation and Global Business Services functions. His experience also includes global finance and operational roles in the Company’s Paint Stores

Group, Performance Coatings Group and Global Supply Chain. He began his career at Sherwin-Williams as an internal auditor.

“The selection of Ben as CFO is the result of a deliberate and thoughtful process to ensure a seamless transition that focuses on continued profitable growth, disciplined capital allocation and financial excellence,” commented Jeff M. Fettig, Sherwin-Williams Lead Director. “On behalf of the entire Board, we thank Al for his leadership, commitment and dedication to Sherwin-Williams, and we wish him the very best in his retirement.”

Mr. Meisenzahl will report to Ms. Petz and will join a highly experienced senior leadership team which averages 26 years of Sherwin-Williams experience. Justin T. Binns, Karl J. Jorgenrud and Todd D. Rea will continue as leaders of the Company’s reportable segments, and Colin M. Davie will continue to lead the global supply chain organization.
Mr. Meisenzahl holds a bachelor’s degree in finance from Miami University (of Ohio) and serves on the Board of Directors of Cleveland-based non-profit organizations Team NEO and GiGi’s Playhouse.

The Company will conduct a conference call to discuss this announcement at 10:00 a.m. EST on Tuesday, November 4, 2025. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/events-and-presentations/default.aspx, then click on the webcast icon following the reference to the Leadership Webcast. An archived replay of the webcast will be available at this link https://investors.sherwin-williams.com/events-and-presentations/default.aspx beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,400 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions with respect to Sherwin-Williams. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements and from our historical results, performance and experience. Please refer to the risk factors discussed in Part 1, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our other reports filed with the SEC. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Relations Contacts:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Sherwin-Williams
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Sherwin-Williams
Direct: 216.566.2766
investor.relations@sherwin.com

Media Contact:
Julie Young
Vice President, Global Corporate Communications
Sherwin-Williams
Direct: 216.515.8849
corporatemedia@sherwin.com

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